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Exhibit 99.1

Contact:       Herbalife International
               Investor Relations
               (310) 410-9600 ext. 32202
               HerbalifeIR@Compuserve.com
               Media Contact: Donna Walters
               Sitrick And Company
               (310) 788-2850

HERBALIFE BOARD APPROVES BUY-OUT OFFER FROM FOUNDER

        LOS ANGELES, CA - September 13, 1999 - Herbalife International, Inc. (NASDAQ/NM: HERBA, HERBB) today announced that its Board of Directors has accepted a definitive offer from company Founder, Chairman, President and Chief Executive Officer, Mark Hughes, for a transaction in which all of the outstanding Class A and Class B company shares not currently owned by Mr. Hughes will be acquired by entities controlled by Mr. Hughes for $17.00 per share in cash. The buy-out is structured as a cash tender offer to be followed by a cash merger. Herbalife, Mr. Hughes and entities controlled by Mr. Hughes have entered into a definitive merger agreement governing the transactions.

        Before acting on the buy-out proposal, Herbalife's Board appointed a Special Committee consisting solely of independent directors to evaluate the proposal. The Special Committee retained its own financial and legal advisors. The Special Committee's financial advisor, Bear, Stearns & Co. Inc., has rendered an opinion to the Special Committee to the effect that the consideration to be paid in the tender offer and the merger is fair, from a financial point of view, to Herbalife's public stockholders. Herbalife noted that the $17.00 per share price represents a premium of approximately 42 percent over today's closing price of $12 for the Class A shares and 86 percent over today's closing price of $9 5/32 for the Class B shares.

        Mr. Hughes currently owns 5.4 million Class A shares, or approximately 54 percent of the voting Class A shares, and 10.8 million Class B shares, or approximately 58 percent of the non-voting Class B shares. Mr. Hughes' Class B shares include 5 million shares posted as collateral to secure his obligations in connection with the Debt Exchangeable for Common Stock (DECS) securities issued last year.

        The transaction is subject to customary closing conditions, including the securing of third party financing. The initial tender period is expected to expire on October 15, 1999, but is subject to extension under certain circumstances to permit the satisfaction of closing conditions. Mr. Hughes indicated that he currently expects to extend the initial tender period.

        In addition to the unanimous recommendation of the Special Committee and the fairness opinion from Bear, Stearns & Co. Inc. addressed to the Special Committee, the Board has received a highly confident letter from its financial advisor, Donaldson Lufkin & Jenrette Securities Corporation, regarding Mr. Hughes' ability to secure the financing necessary to fund the transaction.


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        Herbalife noted that, in order for the transaction to proceed, at least a majority of the outstanding Class A shares and a majority of the outstanding Class B shares, in each case excluding shares held by Mr. Hughes, must be tendered in the cash tender offer. In addition, Herbalife indicated that the merger agreement makes dissenters rights available.

        Mr. Hughes stated, "This transaction is in the best interests of our public stockholders and Herbalife. The price being offered is substantially higher than our current and recent trading prices, and I am pleased to be able to make this premium price available to our public stockholders. Herbalife has not been rewarded by the public equity markets in recent periods, and I believe that the conditions that may have contributed to this situation are not likely to change in the near future."

        Herbalife indicated that the transaction, valued at $500 million, calls for raising $440 million in a combination of senior bank debt and high-yield debt, and will utilize approximately $60 million of company cash. In addition to funding the purchase of shares from public stockholders, the external financing will be used by Herbalife to make two loans to entities controlled by Mr. Hughes. The proceeds of the first loan, in the amount of approximately $89 million, will be used to post alternative cash equivalent collateral required to secure the obligations to the trust that issued the DECS securities placed in March 1998. The proceeds of this loan, which will be personally guaranteed by Mr. Hughes, will be used to provide for the buy-out price for the DECS securities. The proceeds of the second loan, in the amount of $125 million, will be retained by the Hughes-controlled entity. However, this loan will be secured by a pledge of the investment securities purchased with the loan proceeds, so that the loan is expected to be fully or nearly fully secured for the entire period that it remains outstanding. Under the documentation governing the third party financing, the ability of Herbalife to release the collateral pledge securing the second loan, release the Hughes guaranty supporting the first loan and provide funds to Mr. Hughes sufficient to enable him to repay the loans is expected to be subject to covenant restrictions. In any event, such releases and repayment will not be permitted any earlier than the third anniversary of the closing. Until released, Herbalife may declare dividend payments to the Hughes-controlled entities in amounts expected to be sufficient to enable the entities to make interest payments on the loans to Herbalife, but such dividends will be conditioned on declaration by Herbalife's Board and the absence of any defaults by Herbalife under its third party financing and certain other conditions.

        Herbalife International, Inc. markets nutritional, weight management and personal care products worldwide. Herbalife products are available only through a network of independent distributors who purchase the products directly from the Company.

        Forward-looking statements in this press release involve material risks and uncertainties that could cause actual results and events to differ materially from those set forth in the forward-looking statements, including the company's ability to continue to attract, maintain and motivate its distributors, changes in the regulatory environment affecting network marketing sales and sales of foods and dietary supplements, the effects of adverse publicity on sales, volatility in the company's earnings, and other risks and uncertainties detailed from time to time in


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the company's SEC filings in recent years. For further information, refer to the
Company's final prospectus filed in March, 1998 and the Company's Form 10-K for the year ended December 31, 1998.


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